Exhibit 10.1

ModusLink Global Solutions, Inc.

FY 2012 Executive Management Incentive Plan

1.	Purpose

The objective of the FY 2012 Executive Management Incentive Plan (“2012 EMIP Plan” or “Plan”) is to recognize and reward the achievement of financial, business and management goals that are essential to the success of ModusLink Global Solutions, Inc. and its subsidiaries.

2.	Period of Effectiveness

This Plan relates to the 2012 fiscal year, August 1, 2011 to July 31, 2012.

3.	Eligibility

A.	Certain executive employees of the Company, as determined by the Committee, are eligible to be Participants. The Company will issue all Participants a notice of their eligibility and their individual Plan components by providing a document in the form of Appendix A to each eligible Participant.

B.	To be eligible for any payment under the Plan, a Participant must be an active employee of the Company on the date actual Plan payments are made, provided, however, that a Participant will remain eligible for a payment under the Plan to the extent such Participant (i) was employed by the Company for the Plan Period and (ii) has his or her employment with the Company involuntarily terminated by the Company without Cause after the Plan Period but prior to the date Plan payments are made.

4.	Definitions

As used herein, the following capitalized terms shall have the following definitions:

A.	“Base Salary” is the total actual amount of base salary earned by the Participant during the Plan Period (or portion thereof) during which the Participant was a Participant.

B.

“Cause” means a good faith finding by a majority of the members of the Board of Directors of the Company, after giving the Participant an opportunity to be heard, of: (i) grossly negligent or willful misconduct by the Participant in connection with his or her employment duties, (ii) failure by the Participant (other than due to disability) to perform his or her duties or responsibilities required pursuant to his or her employment, after written notice and an opportunity to cure, (iii) misappropriation by the Participant of the assets or business opportunities of the Company, or its affiliates, (iv) embezzlement or other financial or other fraud committed by the Participant, (v) the Participant knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), or (vi) the Participant’s indictment for, conviction of, or entry of a plea of no contest with respect to, any felony or any crime involving moral turpitude.

C.	“Committee” means the Human Resources and Compensation Committee of the Board of Directors of ModusLink Global Solutions, Inc.

D.	“ModusLink” or the “Company” means ModusLink Global Solutions, Inc. and its subsidiaries.

E.	“Operating Income,” as used herein, means operating income as reported in the Company’s publicly filed financial statements, excluding the impact of (i) any restructuring charges (including one-time costs to achieve the cost savings plan reviewed with the Board of Directors, which may not be classified as restructuring pursuant to Generally Accepted Accounting Principles), (ii) any acquisitions or divestitures, (iii) any change to @Ventures budgeted expenses and (iv) such other costs as may be determined by the Committee.

F.	“Participants” mean those certain designated executive ModusLink employees whose roles and responsibilities are deemed by the Committee to be critical to operations and who have direct responsibility for or impact on achieving the financial results of the Company.

G.	“Payout Amount” means any payout made under this Plan.

H.	“Personal Goals” means business-related goals established by the Chairman, President and Chief Executive Officer for each Participant and by the Committee for the Chairman, President and Chief Executive Officer.

I.	“Plan Period” or “Fiscal Year” means the time period from August 1, 2011 through July 31, 2012.

J.	“Payout Percentage” as used herein, means the bonus percentage that will be earned at full achievement of goals for all Plan components at their “100%” Level.

5.	Payout Percentage

Participants will be assigned a Payout Percentage for the 2012 EMIP Plan, expressed as a percentage of Base Salary. The Payout Percentage will vary according to the Participant’s position. Actual payout percentage will vary based on the factors described in Section 6 below.

6.	Components and Targets

The Payout Amounts will be determined based upon achievement against Operating Income and Personal Goals targets. A percentage of each Participant’s Payout Percentage will be

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allocated to each of the relevant components for that Participant on a 70% and 30% basis among Operating Income and Personal Goals, respectively. More than one Personal Goal may be established, and each such Personal Goal will be allocated a portion of the 30% weighting.

A.	Operating Income

Each Participant’s Payout Percentage will include a component based on an Operating Income target. Each Participant will be informed of the “25% Level,” the “50% Level” and the “100% Level” for Operating Income for the Plan Period.

B.	Personal Goals

Each Participant’s Payout Percentage will include a component based on one or more Personal Goals. Each Participant will be informed of the “25% Level,” the “50% Level” and the “100% Level” for each Personal Goal for the Plan Period.

7.	No Gate

Each component (Operating Income and Personal Goals) will be separately considered in calculating performance against targets and therefore no “gate” will apply to payouts under this Plan.

No payout will be made without approval from the Committee.

8.	Calculation of Achievement and Overachievement Adjustments

A.	Operating Income

In the event that the 25% Level for Operating Income is achieved, each Participant would be eligible to receive a portion of the Operating Income component of his or her Payout Percentage based on a pro rata sliding scale running between 25% to 50% based on the spread between the 25% Level and the 50% Level. If Operating Income exceeds the 50% Level, the total payout made to the Participant for Operating Income will be based on a pro rata sliding scale running between 50% and 100% based on the spread between the 50% Level and the 100% Level. Performance in excess of the 100% Level will result in a pro rata upward adjustment in the payout, to a maximum of 200%.

B.	Personal Goals

In the event that the 25% Level for a Personal Goal is achieved, each Participant would be eligible to receive a portion of that Personal Goal component of his or her Payout Percentage based on a pro rata sliding scale running between 25% to 50% based on the spread between the 25% Level and the 50% Level. If a Personal Goal exceeds the 50% Level, the total payout made to the Participant for that Personal Goal will be based on a pro rata sliding scale running between 50% and 100% based on the spread between the 50% Level and the 100% Level. Performance in excess of the 100% Level will result in a pro rata upward adjustment in the payout.

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9.	Payout Calculations

A.	A Participant’s Payout Amount will be calculated by multiplying for each component (A) the Payout Percentage, by (B) the weight percentage associated with the component per Section 6 above, by (C) the achievement level for such component computed in accordance with Section 8 above, by (D) the Participant’s Base Salary; and then adding the resulting amounts.

B.	If the employee’s Payout Percentage changes during the Fiscal Year, the bonus payout will be pro-rated as follows: The new Payout Percentage will apply to the number of full months at the new target. The previous Payout Percentage will apply to the prior months.

C.	The payments will be made in accordance with the Company’s normal payroll practices.

10.	Administration of Plan; Miscellaneous Matters

A.	Payment on any particular occasion of any bonus amount in accordance with this Plan shall not create the presumption that any further bonus amount will be paid to the Participant thereafter under this Plan or otherwise.

B.	Participants who live and work in a non-United States location will have their Plan payout calculations performed and payouts issued in their local currency, unless a specific ex-patriate or other employment agreement specifically provides otherwise.

C.	The adoption of this Plan shall not be deemed to give any employee the right to be retained in the employ of ModusLink Global Solutions or its subsidiaries or to interfere with the right of the Company to dismiss any employee at any time, for any reason not prohibited by law nor shall it be deemed to give the Company the right to require any employee to remain in its employ.

D.	Payments under this Plan are not to be considered for any purpose as part of the Participant’s base salary or wages.

E.	The financial targets assigned and recognized as goals on any of the performance factors may be removed, revised or otherwise modified by the Committee at any time for any reason or for no reason.

F.

The Committee’s interpretation of the Plan is final and is in the sole and absolute discretion of the Committee. The Committee shall define and interpret the Plan components in their sole discretion. The Committee reserves the right to make final

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and binding decisions regarding the amount of incentive, if any, to be paid to any Participant. The Committee also reserves the right to amend, terminate and modify this Plan at any time in its sole discretion with or without notice. Each Participant, by signing a Certificate of Acknowledgment attached hereto as Appendix B, specifically acknowledges this right and agrees to be bound by the terms of the Plan.

G.	No Participant or third party acting on behalf of or through a Participant shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any amounts that may be payable hereunder, nor shall any of said amounts be subject to seizure for payment of debt, judgments, alimony or separate maintenance owed by a Participant, or be transferable by operation of law in the event of a bankruptcy, or otherwise.

H.	This Plan is administered by, and all decisions regarding any payments hereunder shall be made from ModusLink Global Solutions, Inc. regardless of whether a Participant is employed by ModusLink Global Solutions or one of its subsidiaries.

I.	If any term or condition of this Plan is found to be in non-conformance with a given state or federal or other law, that term or condition will be non-enforceable but will not negate other terms and conditions of the Plan.

J.	The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any legal actions arising out of or relating to this Plan shall be brought exclusively in the state and federal courts located in Middlesex or Suffolk County, Massachusetts.

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Appendix A

FY 2012 Executive Management Incentive Plan

Participant Information Form

Participant Name:

Payout Percentage:

The Payout Percentage is allocated as follows:

Operating Income:	70%

Personal Goals:	30%

The relevant Targets for Participant are as follows:

Operating Income

25% Level:	$
50% Level:	$
100% Level:	$

Personal Goals
25% Level:	$
50% Level:	$
100% Level:	$

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Appendix B

Certificate of Acknowledgement

I,                                 , hereby certify that I have read the ModusLink Global Solutions, Inc. FY 2012 Executive Management Incentive Plan. I understand and agree with the terms of the Plan and agree to be bound thereby.

Participant Signature	Date

Printed Name

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